Exhibit 99.1

Contacts: Media: Mike Cummins 1.312.614.8412 Investors: Melissa Napier 1.312.614.8739

HILLSHIRE BRANDS BOARD AUTHORIZES DISCUSSIONS WITH PILGRIM’S PRIDE AND TYSON FOODS

CHICAGO, IL – June 3, 2014 – The Hillshire Brands Company (NYSE: HSH) today announced that its Board of Directors, after consultation with its independent legal and financial advisors, has made the requisite determination under Hillshire Brands’ merger agreement with Pinnacle Foods Inc. (NYSE: PF) to provide information to, and conduct separate discussions with Pilgrim’s Pride Corporation (NASDAQ: PPC) and Tyson Foods, Inc. (NYSE: TSN) with regard to their recent unsolicited proposals.

As announced on Tuesday May 27, Pilgrim’s Pride proposed to acquire all of Hillshire Brands’ outstanding common stock for $45.00 per share in cash. On June 1, Pilgrim’s Pride increased its offer to $55.00 per share in cash. On May 29, Tyson Foods announced its proposal to acquire Hillshire Brands for $50.00 per share in cash. Hillshire Brands is party to a merger agreement with Pinnacle Foods pursuant to which Hillshire Brands agreed to acquire Pinnacle Foods for per share consideration of $18.00 in cash and 0.5 shares of Hillshire Brands common stock. Both the Pilgrim’s Pride and Tyson Foods proposals are conditioned on the termination of the Pinnacle Foods merger agreement. Hillshire Brands does not have the right to terminate the Pinnacle Foods merger agreement on the basis of either of these proposals or enter into an alternative acquisition agreement with either of these parties prior to termination. There can be no assurance that any transaction will result from these proposals.

The Hillshire Brands Board of Directors is not withdrawing, modifying, withholding or qualifying its recommendation with respect to the Pinnacle merger agreement and the merger, or proposing to do so, and is not making any recommendation with respect to either the Pilgrim’s Pride or Tyson Foods proposals.

Centerview Partners and Goldman, Sachs & Co. are acting as financial advisors to Hillshire Brands, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as its legal advisor.

About The Hillshire Brands Company

The Hillshire Brands Company (NYSE: HSH) is a leader in branded, convenient foods. The company generated approximately $4 billion in annual sales in fiscal 2013, has more than 9,000 employees, and is based in Chicago. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame and Golden Island premium jerky. For more information on the company, please visit www.hillshirebrands.com.

Additional Information and Where to Find It

The proposed merger transaction involving Hillshire Brands and Pinnacle Foods will be submitted to the respective stockholders of Hillshire Brands and Pinnacle Foods for their consideration. In connection with the proposed merger, Hillshire Brands will prepare a registration statement on Form S-4 that will include a joint proxy statement/prospectus for the stockholders of Hillshire Brands and Pinnacle Foods to be filed with the Securities and Exchange Commission (the “SEC”), and each will mail the joint proxy statement/prospectus to their respective stockholders and file other documents regarding the proposed transaction with the SEC. Hillshire Brands and Pinnacle Foods urge investors and stockholders to read the joint proxy statement/prospectus when it becomes available, as well as other documents filed with the SEC, because they will contain important information. Investors and security holders will be able to receive the registration statement containing the proxy statement/prospectus and other documents free of charge at the SEC’s web site, http://www.sec.gov. These documents can also be obtained (when they are available) free of charge from Hillshire Brands upon written request to the Investor Relations Department, 400 South Jefferson Street, Chicago, Illinois 60607, telephone number (312) 614-8100 or from Hillshire Brands’ website, http://investors.hillshirebrands.com, or from Pinnacle Foods upon written request to the Investor Relations Department, 399 Jefferson Road, Parsippany, New Jersey, 07054, telephone number (973) 434-2924, or from Pinnacle Foods’ website, http://investors.pinnaclefoods.com.

Participants in Solicitation

Hillshire Brands, Pinnacle Foods and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the respective stockholders of Hillshire Brands and Pinnacle Foods in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective stockholders of Hillshire Brands and Pinnacle Foods in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Hillshire Brands’ executive officers and directors in its definitive proxy statement for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on September 12, 2013. You can find more information about Pinnacle Foods’ executive officers and directors in its definitive proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2014. You can obtain free copies of these documents from Hillshire Brands and Pinnacle Foods using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.